FIRST AMENDED SECURITIES EXCHANGE AGREEMENT

This FIRST AMENDED SECURITIES EXCHANGE AGREEMENT (the “Agreement”), is made effective as of this 31st day of December 2013, by and among THE PAWS PET COMPANY, INC., an Illinois corporation (“PAWS”), having its principal place of business at 855 El Camino Real, Suite 13A-184, Palo Alto, California 94301 and PHARMACY DEVELOPMENT CORP., a California corporation (“PDC”), having its principal place of business at 18013 Sky Park Circle, Suite D, Irvine, CA 92614 (collectively referred to hereinafter as the “Parties”).

RECITALS

WHEREAS, PDC owns one hundred percent (100%) of the issued and outstanding equity interests of Mesa Pharmacy, Inc. (“MESA”) (the “MESA Shares”); and

WHEREAS, PDC wishes to exchange the MESA Shares for PAWS’ Series D Convertible Preferred Stock having the rights, preferences, privileges and restrictions which are set forth in the Certificate of Designation attached as Exhibit A hereto (the “PAWS Shares”) and PAWS wishes to issue and exchange the PAWS Shares for the MESA Shares, whereupon MESA will become a wholly-owned subsidiary of PAWS, all on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy are hereby acknowledged, PAWS and PDC agree as follows:

ARTICLE I

EXCHANGE OF SECURITIES

1.1 Exchange of Securities. Subject to the terms and conditions set forth in this Agreement, at Closing (as hereinafter defined), PDC shall assign, transfer, convey and deliver the MESA Shares to PAWS in exchange for which PAWS shall issue and deliver five hundred thousand (500,000) PAWS Series D Shares to PDC. The voting privilege attached to the Series D Shares shall not be effective until and unless the requirements of Sections 1.4(b)(c) and (d) as well as those of Section 3.2 below are fulfilled.

1.2 Closing Date. Subject to the prior approval of the respective boards of directors of both PAWS and PDC, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on December 31, 2013 at 1:00 PM PST or earlier by mutual agreement of the Parties. In the event that PAWS is unable to obtain a Site Permit, for any reason, this Agreement will automatically cancel and the consideration exchanged in this Section 1.1 will be returned to the respective parties.

1.3 Deliveries by PDC. At the Closing, or as soon as is practicable thereafter, but in no event later than sixty (60) days following the Closing, PDC shall deliver to PAWS:

(a)	Certificates evidencing the MESA Shares, duly endorsed for transfer; and

(b)	A fully executed Royalty Agreement, a sample of which is attached hereto as Exhibit B.

(c)	Such other documents as may be necessary to effect the consummation of the transactions contemplated by this Agreement.

1.4 Deliveries by PAWS. At the Closing, or as soon as is practicable thereafter, but in no event later than sixty (60) days following the Closing, PAWS shall deliver to PDC, or complete as applicable, the enumerated items listed below. In the event that the enumerated items are not delivered or completed within sixty (60) days and PDC has not waived any such breach pursuant to its rights under Section 5.4 below, this Agreement will automatically cancel and the consideration exchanged in this Section 1.1 will be returned to the respective parties. The enumerated items to be delivered or completed within sixty (60) days following the Closing are as follows:

(a)	Certificates evidencing the PAWS Shares registered in the name of PDC; and

(b)	The completion of a shareholder vote by the written consent of no less than a two-thirds majority of shareholders elig ible to vote, ratifying all of the actions listed in Exhibit C, attached hereto and incorporated by reference.

(c)	The filing of a Preliminary and a Definitive Schedule 14C with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 14C (17 CFR § 240.14c-1 through 17 CFR § 240.14c-101, inclusive) as promulgated by the SEC regarding notification of actions taken by written consent of the shareholders, specifically authorizing the Board of Directors to designate classes or series of preferred stock with voting and/or super majority voting rights.

(d)	The filing with the Secretary of State of Illinois, either Amended or Restated Articles of Incorporation, incorporating all of the actions listed in Exhibit C and no other changes not contemplated by this Agreement or pursuant to PDC’s waiver in keeping with the terms of Section 5.4 below.

(e)	Subsequent to the affirmative vote of at least two-thirds of the voting power of PAWS Series B Convertible Preferred Stock (Series B Stock) outstanding, PAWS shall file with the Secretary of State of Illinois, an Amended Certificate of Designation of Series B Stock, amending the text of Section 5.01(f) of Article V to read, “The number of shares of Common Stock to be issued pursuant to a Conversion Demand shall be six thousand, six hundred and thirty-four (6,634).”

(f)	The filing with the Secretary of State of Illinois, an Amended Certificate of Designation of Series C Convertible Preferred Stock (Series C Stock), reducing the number of shares of Series C Stock authorized to no more than one thousand and two thousand, five hundred (2,500) shares or the number of shares of Series C Stock outstanding, whichever is greater.

(g)	Such other documents as may be necessary to effect the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

2.1 Representations and Warranties of PAWS. PAWS hereby represents and warrants to PDC as follows:

(a)	Organization and Qualification. PAWS is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Illinois, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. PAWS is duly qualified to do business as a foreign corporation in each jurisdiction which the character of its business requires such qualification, except where the failure to be so qualified could not, individually or in the aggregate reasonably be expected to have or result in a material adverse effect on the business, prospects, operations or condition (financial or otherwise) of PAWS (a “PAWS Material Adverse Effect”).

(b)	Authorization; Enforcement. PAWS has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by PAWS and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of PAWS and no further action is required by PAWS or its shareholders. This Agreement has been duly executed by PAWS and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of PAWS enforceable against PAWS in accordance with its terms. PAWS is not in violation of any of the provisions of its certificate of incorporation or bylaws.

(c)	Capitalization. The number of authorized, issued and outstanding shares of capital stock of PAWS is set forth on Schedule 2.1(c). No shares of capital stock of PAWS are entitled to preemptive or similar rights, nor is any holder of capital stock of PAWS entitled to statutory preemptive or similar rights arising out of any agreement or understanding with PAWS. Except as set forth in any document filed by PAWS under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “SEC Documents”) or on Schedule 2.1(c) hereto, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to securities, rights or obligations convertible into or exchangeable for, or giving any Person (as hereinafter defined) any right to subscribe for or acquire any shares of capital stock of PAWS, or contracts, commitments, understandings, or arrangements by which PAWS is or may become bound to issue additional shares of capital stock of PAWS, or securities or rights convertible or exchangeable into shares of capital stock of PAWS.

(d)	Issuance of the PAWS Shares. The PAWS Shares are duly authorized, and, when issued and paid for in accordance with the terms hereof, shall be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and rights of first refusal of any kind (collectively, “Liens”).

(e)	No Conflicts. The execution, delivery and performance of this Agreement by PAWS and the consummation by PAWS of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of PAWS’ certificate of incorporation or bylaws (each as amended through the date hereof); (ii) conflict with, or constitute a default (or an event which with notice or lapse of time, or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time, or both) of, any agreement, credit facility, indenture or instrument (evidencing a PAWS’ debt or otherwise) to which PAWS is a party or by which any property or asset of PAWS is bound or affected; or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which PAWS is subject (including federal and state securities laws and regulations), or by which any property or asset of PAWS is bound or affected, except in the case of each of clauses (ii) and (iii), as could not, individually or in the aggregate, reasonably be expected to have or result in a PAWS Material Adverse Effect. The business of PAWS is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations that, individually or in the aggregate, could reasonably be expected to not have or result in a PAWS Material Adverse Effect.

(f)	Filings, Consents and Approvals. PAWS is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other U.S. or foreign federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by PAWS of this Agreement other than filings which may be required under federal and state securities laws.

(g)	Litigation; Proceedings. Except as set forth in the SEC Documents, there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of PAWS, threatened against or affecting PAWS or any of its properties before or by any court, governmental or administrative agency, or regulatory authority (U.S. federal, state, county, local or foreign) that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, individually or in the aggregate, reasonably be expected to have or result in a PAWS Material Adverse Effect.

(h)	No Default or Violation. Except as set forth in the SEC Documents or on Schedule 2.1(h) hereto, PAWS (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by PAWS), nor has PAWS received written notice of a claim that it is in default under or is in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is not in violation of any statute, rule or regulation of any governmental authority, except as could not, individually or in the aggregate, reasonably be expected to have or result in a PAWS Material Adverse Effect.

(i)	Private Offering. Assuming the accuracy of the representations and warranties of PDC set forth in Section 2.3 of this Agreement, the offer, issuance and sale of the PAWS Shares to PDC as contemplated hereby is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Neither PAWS nor any person acting on PAWS’ behalf has taken any action that could subject the issuance of the PAWS Shares to the registration requirements of the Securities Act.

(j)	Brokers Fees. No fees or commissions will be payable by PAWS to any broker, financial advisor or consultant, finder, placement agent, investment banker, or bank with respect to the transactions contemplated by this Agreement.

(k)	Solicitation Materials. Neither PAWS nor any person acting on PAWS’ behalf has solicited PDC to acquire the PAWS Shares by means of any form of general solicitation or advertising.

(l)	Patents and Trademarks. PAWS owns, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights (collectively, the “PAWS Intellectual Property Rights”) that are necessary or material for use in connection with its business, except where the failure to own or have the right to use a PAWS Intellectual Property Right could not reasonably be expected to have or result in a PAWS Material Adverse Effect. To the best knowledge of PAWS, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the PAWS Intellectual Property Rights.

(m)	Registration Rights; Rights of Participation. Except as set forth in the SEC Documents, PAWS has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of PAWS registered with the SEC or any other governmental authority and no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.

(n)	Regulatory Permits. PAWS possesses all certificates, authorizations and permits issued by the appropriate U.S. federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits, individually or in the aggregate, could reasonably be expected to have or result in a PAWS Material Adverse Effect (“Material PAWS Permits”), and PAWS has not received any notice of proceedings relating to the revocation or modification of any Material PAWS Permit.

(o)	Title. PAWS does not own any real property. PAWS has good and marketable title to all personal property owned by them that is material to the business of PAWS, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by PAWS. Any real property and facilities held under lease by PAWS is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by PAWS.

(p)	Warrant Liability. PAWS represents and warrants that under the terms of its June 3, 2011 warrant (the “Socious Warrant”), held of record by Socious CG II, LTD. (“Socious”) that PAWS has no liability to issue any number of new warrants pursuant to the terms of the Socious Warrant (or any additional warrants that have been previously issued or are currently issuable thereunder) exercisable into a number of shares of Common Stock greater than ten million (10,000,000) shares (the “Maximum Warrant Liability”).

(i)	In the event that PAWS has a liability to issue new warrants pursuant to Section 2 of the Socious Warrant exercisable into a number of shares of Common Stock greater than the Maximum Warrant Liability, the Parties hereby agree that they will use their best efforts to obtain a settlement with Socious, whereby any such warrant liability will be reduced to a number of shares equal to or less than the Maximum Warrant Liability.

(ii)	In the event that PAWS has a liability to issue new warrants pursuant to Section 2 of the Socious Warrant exercisable into a number of shares of Common Stock greater than the Maximum Warrant Liability and the Parties are unable to obtain a settlement as described in Section 2.1(p)(i) above, within one hundred and eighty (180) days of the Closing, PAWS shall issue twenty million (20,000,000) shares of Common Stock to PDC.

2.2 Representations and Warranties of PDC. PDC represents and warrants to PAWS as follows:

(a)	Organization and Qualification. PDC is a corporation duly organized, validly existing and in good standing under the laws of the State of California with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. PDC is not qualified to do business as a foreign corporation in any jurisdiction, there being no jurisdiction where the character of its business requires such qualification.

(b)	Authorization; Enforcement. PDC has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its respective obligations hereunder. The execution and delivery of the Agreement by PDC and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of PDC and no further action is required by PDC or its shareholders. The Agreement has been duly executed by PDC and, when delivered in accordance with the terms thereof, will constitute the valid and binding obligations of PDC enforceable against PDC in accordance with its terms. PDC is not in violation of any of the provisions of its certificate of incorporation or bylaws.

(c)	Capitalization. MESA has only the following classes of stock authorized:

(i)	Common Stock: Ten Thousand (10,000) authorized, Ten Thousand (10,000) of which are issued and outstanding and owned by PDC. MESA Common Stock shares are not entitled to preemptive or similar rights, nor is any holder of MESA Common Stock shares entitled to statutory preemptive or similar rights arising out of any agreement or understanding with MESA. Any and all outstanding options, warrants, rights to subscribe to, calls, or commitments of any character whatsoever relating to securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire Common Stock shares or other membership interests in MESA or contracts, commitments, understandings, or arrangements by which MESA is or may become bound to issue additional Common Stock shares or other membership interests in MESA, or securities or rights convertible or exchangeable into MESA Shares or other membership interests in PDC are listed in Schedule 2.2(c) hereto.

(d)	Title to Interests. MESA Shares are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by PDC, free and clear of all Liens.

(e)	No Conflicts. The execution, delivery and performance of this Agreement by PDC and the consummation by PDC of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of MESA’s formation or by-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time, or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time, or both) of, any agreement, credit facility, indenture or instrument (evidencing a debt or otherwise) to which PDC is a party or by which any property or asset of PDC is bound or affected; or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which PDC is subject (including federal and state securities laws and regulations), or by which any property or asset of PDC is bound or affected, except in the case of each of clauses (ii) and (iii), as could not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on the business, prospects, operations or condition (financial or otherwise) of MESA (an “MESA Material Adverse Effect”). The business of MESA is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations that, individually or in the aggregate, could not reasonably be expected to have or result in an MESA Material Adverse Effect.

(f)	Filings, Consents and Approvals. PDC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other or foreign federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by PDC of this Agreement other than as relates to the Site License defined in Section 1.2 above.

(g)	Litigation; Proceedings. Except as listed in listed in Schedule 2.2(g), there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of PDC, threatened against or affecting PDC or any of their respective properties before or by any court, governmental or administrative agency, or regulatory authority (U.S. federal, state, county, local or foreign) that (i) adversely affects or challenges the legality, validity or enforceability of the Agreement or the MESA Shares or (ii) could, individually or in the aggregate, reasonably be expected to have or result in an PDC Material Adverse Effect.

(h)	No Default or Violation. Except as listed in listed in Schedule 2.2(h), PDC is not (i) are in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by), nor has PDC received notice of a claim that it or he is in default under or is in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it, he or she is a party or by which it, he or she or any of its, his or her properties is bound, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority, except as could not, individually or in the aggregate, reasonably be expected to have or result in an MESA Material Adverse Effect.

(i)	Financial Statements; Books and Records; Accounts Receivable.

(i)	Within thirty (30) days of the Closing, PDC will deliver financial statements of MESA that have been prepared and audited in accordance with GAAP for the periods listed in Schedule 2.2(i) (the “MESA Financial Statements”). The MESA Financial Statements shall comply in all material respects with the applicable accounting requirements of the SEC.

(ii)	The books and records of MESA are complete and correct in all material respects and have been maintained in accordance with sound business practices consistent with industry standards.

(j)	Absence of Certain Changes. Since the date of the latest balance sheet included in the PDC Financial Statements, PDC has been operated, in the ordinary course and consistent with past practice and, in any event, there has not been: (i) any material adverse change in the business, condition (financial or otherwise), operations, results of operations or prospects of MESA; (ii) any loss or, to the knowledge of PDC, threatened or contemplated loss, of business of any customers or suppliers of MESA which, individually or in the aggregate, could reasonably be expected to have an MESA Material Adverse Effect; (iii) any loss, damage, condemnation or destruction to any of the properties of MESA (whether or not covered by insurance); (iv) any borrowings by MESA other than trade payables arising in the ordinary course of the business and consistent with past practice; or (v) any sale, transfer or other disposition of any of the assets other than in the ordinary course of the business and consistent with past practice.

(k)	Contracts. Schedule 2.2(k) hereto sets forth a list of all contracts, agreements, leases, licenses, permits, commitments and arrangements of MESA (the “Contracts”). MESA is not alleged to be in default, nor to the knowledge of PDC is there any basis for MESA or any other party, under any of the Contracts and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by PDC, or any other party thereto. All of the Contracts are in full force and effect, will continue in full force and effect after the Closing without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or making of any filing with, any third party. The Contracts are valid and enforceable against MESA and to the knowledge of PDC, the other parties thereto. PDC has not received any notice of the intention of any party to terminate, or substantially reduce the volume of its purchases, sales, products or advertisements under, any Contract. PDC is not currently in discussions regarding any amendment, modification, extension or termination of, and is not currently re-negotiating Contracts.

(l)	Employees. Schedule 2.2(1) hereto sets forth the name of each employee of MESA and a description of their compensation. PDC does not maintain any employee benefit plans.

(m)	Taxes. MESA has filed all tax returns of any kind required to be filed and has paid all taxes and other charges due or claimed to be due with respect to its taxing authorities. There are no Liens for taxes upon any of MESA’s assets and there are no claims asserted for taxes against MESA or PDC with respect to any of MESA’s assets, except for taxes due but not yet payable.

(n)	Brokers’ Fees. No fees or commissions will be payable by PDC to any broker, financial advisor or consultant, finder, placement agent, investment banker, or bank with respect to the transactions contemplated by this Agreement.

(o)	Patents and Trademarks. MESA owns, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights (collectively, the “MESA Intellectual Property Rights”) that are necessary or material for use in connection with its business, and the failure to own or have the right to use and any MESA Intellectual Property Right, so could not reasonably be expected to have an MESA Material Adverse Effect. To the best knowledge of PDC, all such MESA Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the MESA Intellectual Property Rights.

(p)	Regulatory Permits. MESA possesses all certificates, authorizations and permits issued by the appropriate U.S. federal, state or foreign regulatory authorities necessary to conduct its business except where the failure to possess such permits, individually or in the aggregate, could reasonably be expected to have or result in an PDC Material Adverse Effect (“MESA Material Permits”), and PDC has not received any notice of proceedings relating to the revocation or modification of any MESA Material Permit.

(q)	Title. MESA does not own any real property and is not a party to any leases other than those listed in Schedule 2.2(q). PDC has good and marketable title to all real or personal property owned by it in each case free and clear of all liens, except for liens that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by PDC.

(r)	Disclosure. No representation or warranty of PDC or the Holders contained in this Agreement and no statement contained in any certificate, exhibit, schedule or other document furnished to PAWS in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading.

2.3 Investment Representations and Warranties of the PDC. PDC represents and warrants to PAWS as follows:

(a)	Investment Intent. PDC is acquiring PAWS Shares for its own account. PDC is acquiring PAWS Shares for investment purposes only and not with a view to or for distributing or reselling the PAWS Shares or any part thereof or interest therein, without prejudice, however, to PDC’s right at all times to sell or otherwise dispose of all or any part of the PAWS Shares pursuant to an effective registration statement under the Securities Act and in compliance with applicable state securities laws or under an exemption from such registration.

(b)	Status. PDC meets the definition of an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; or, in the event that PDC is not an accredited investor, PDC represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment, or PDC reasonably believes that it comes within this description.

(c)	Experience of PDC. PDC and/or its management has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the PAWS Shares, and has so evaluated the merits and risks of such investment.

(d)	Ability of PDC to Bear Risk of Investment. PDC is able to bear the economic risk of an investment in the PAWS Shares and, at the present time, is able to afford a complete loss of such investment.

(e)	Access to Information. PDC acknowledges that the it has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of PAWS concerning the terms and conditions of the issuance of the PAWS Shares and the merits and risks of investing in the PAWS Shares; (ii) access to public information about PAWS and PAWS’ financial condition, results of operations, business, properties, management and prospects sufficient to enable PDC to evaluate its investment; and (iii) the opportunity to obtain such additional information that PAWS possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the public information contained herein.

(f)	General Solicitation. PDC is not acquiring the PAWS Shares as a result of or subsequent to any advertisement, article, notice or other communication regarding the PAWS Shares published in any newspaper, magazine or similar media, published or broadcast over television or radio or presented at any seminar.

(g)	Reliance. PDC understands and acknowledges that (i) the PAWS Shares are being offered and sold to the Holders without registration under the Securities Act and applicable state securities laws in a private placement that is exempt from the registration provisions of the Securities Act and applicable state securities laws and (ii) the availability of such exemption depends in part on, and PAWS will rely upon the accuracy and truthfulness of, the foregoing representations and the Holders hereby consents to such reliance.

ARTICLE III

OTHER AGREEMENTS OF THE PARTIES

3.1 Transfer Restrictions.

(a)	The PAWS Shares may only be disposed of pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the Securities Act. In connection with any transfer of the PAWS Shares other than pursuant to an effective registration statement, PAWS may require the transferor thereof to provide to PAWS an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to PAWS, to the effect that such transfer does not require registration of such transferred securities under the Securities Act and applicable state securities laws.

(b)	PDC agrees to the imprinting, so long as is required under the Securities Act and the rules and regulations thereunder, of an appropriate restrictive legend on the certificates evidencing their respective Shares.

3.2 PDC hereby agrees to not distribute the PAWS Shares to its respective holders until such time as a permanent Site Permit has been issued by the California State Board of Pharmacy listing PAWS as the owner of MESA. SEC Reporting Obligations. Pursuant to Regulation S-K promulgated pursuant to the Securities Exchange Act of 1934, PAWS must file audited consolidated pro forma financial statements within seventy-five (75) days of the Closing (the “PDC Audit”). In the event that the audited consolidated pro forma financial statements cannot be completed within the time frame specified in Regulation S-K, this agreement shall automatically terminate, the consideration exchanged pursuant to Section 1.1 above shall be returned to their respective owners and any monies advanced to PDC shall be returned to PAWS within one hundred eighty (180) days of the termination.

3.3 Changes to Board of Directors. Upon completion of the PDC Audit and the issuance of permanent Site Permit by the California State Board of Pharmacy, listing PAWS as the owner of MESA the existing members of PAWS’ board of directors (the “Board”) shall appoint three (3) individuals designated by PDC to the Board.

3.4 Restrictions on Shareholder Actions. Other than as may be necessary to complete the delivery of the actions required pursuant to Section 1.04 above, the Board of Directors of PAWS shall not call any annual, special or any action taken by written consent of the shareholders prior to the installation of the three (3) individuals designated by PDC to the Board pursuant to Section 3.3 above, unless agreed to, in writing, by PDC.

ARTICLE IV

INDEMNIFICATION

4.1 Survival. All of the provisions of this Agreement shall survive the Closing indefinitely, except that the representations and warranties of PDC, on the one hand, and the representations and warranties of PAWS on the other hand, shall survive until the first anniversary of the Closing Date.

4.2 Indemnity by PDC. PDC shall indemnify and hold PAWS and PAWS’ directors, officers and employees harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable and actual legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (and without giving effect to any tax benefit to the indemnified party) (a) any misrepresentation or breach of any warranty by PDC in the Agreement or (b) any breach of any covenant or agreement on the part of PDC pursuant to its obligations under the Agreement.

4.3 Indemnity by PAWS. PAWS shall indemnify and hold PDC and PDC’s directors, officers and employees harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable and actual legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (and without giving effect to any tax benefit to the indemnified party) (a) any misrepresentation or breach of any warranty by PAWS in the Agreements or (b) any breach of any covenant or agreement on the part of PAWS pursuant to its obligations under the Agreement.

4.4 Notice to Indemnitor; Right of Parties to Defend. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this Article IV, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim. The Indemnitor shall have the right to assume the control and defense of any such action (including, but without limitation, tax audits), provided that the Indemnitee may participate in the defense of such action subject to the Indemnitor’s reasonable direction and at Indemnitee’s sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Indemnitor’s consent.

ARTICLE V

MISCELLANEOUS

5.1 Fees and Expenses. Each party to this Agreement shall pay the fees and expenses of its or its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiations, preparation, execution, delivery and performance of this Agreement.

5.2 Entire Agreement; Amendments. This Agreement, together with the exhibits and schedules hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be delivered (a) by hand; (b) by recognized overnight courier; or (c) by certified mail, return receipt requested, postage-prepaid. All of the foregoing shall be deemed given and effective on (x) receipt, if delivered by hand; (y) the next business day after deposit, if sent by nationally recognized overnight courier; or (c) the third (3rd) business day after deposit, if mailed. The address for such notices and communications shall be as follows:

If to PAWS:	855 El Camino Real, Suite 13A-184
Palo Alto, California 94301 Attn: CEO

If to PDC:	18013 Sky Park Circle, Suite D
Irvine, California 92614
Attn: CEO

or such other address as maybe designated by party in writing hereafter, by notice (given in the same manner).

5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by all the parties; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect ay of the provisions hereof.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any of the rights or obligations hereunder without the written consent of the other party, which consent shall not unreasonably be withheld.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

5.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of Nevada without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Washoe County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the interpretation or enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

5.9 Attorneys’ Fees. In any suit, action or proceeding brought with respect to interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs from the non-prevailing party at both the trial and appellate levels.

5.10 Construction. In the construction of this Royalty Agreement, the rule of construction that a document is to be construed most strictly against a party who prepared the same shall not be applied, it being agreed that all parties have participated in the preparation of the final form of this Royalty Agreement.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or .pdf transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

5.12 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THE PAWS PET COMPANY, INC.

By:	/s/ Daniel Wiesel
Name:	Daniel Wiesel
Title:	Chief Executive Officer

PHARMACY DEVELOPMENT CORP.

By:	/s/ Edward Kurtz
Name:	Edward Kurtz
Title:	Chief Operating Officer